UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 19, 2010

BLACK HAWK EXPLORATION INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51988	27-0670160
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1174 Manito Drive NW, PO Box 363, Fox Island, WA	98333
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	253-973-7135

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sale of Equity Securities
Item 8.01 Other Items

On October 18, 2010 Black Hawk Exploration (the “Company” , “we”, “our”, “us”) entered into a Securities Purchase Agreement wherein we agreed to sell, and two institutional investors agreed to purchase, $500,000 of our common stock, previously registered on a June 29, 2010 Post-Effective Amendment to our Form S-1, at $0.22 per share for an aggregate of 2,272,728 shares.  In addition to the shares, we also agreed to issue Series A and Series B warrants to the investors.  The Series A warrants will entitle the investors to acquire up to a maximum of 15,000,000 shares of our common stock at $0.22 per share for a period of 30 months from the date of closing.  The Series B warrants will entitle the investors to acquire up to a maximum of 2,272,728 shares of our common stock at $0.22 per share for a period of 5 years from the date of closing.  Both series of warrants also include cashless exercise provisions and the obligations thereunder will be guaranteed by our subsidiaries.  In connection with the transactions described herein, certain shareholders of the Company agreed to not sell shares of our common stock for 180 days following the closing.  Also on October 18, 2010, we entered into secured loan agreements with the same investors.  The aggregate face value of the loans is $600,000, with a discounted $500,000 in cash being provided to us by the investors.   The loans have a maturity of 6 months and are non-interest bearing.  The loans will be secured against all of our assets, including our Dun Glenn and Clayton Valley claims, as well as the assets of our subsidiaries.

On October 19, 2010, we closed these transactions and issued the above referenced shares, warrants as well as debt notes to the two institutional investors and received a total of $1,000,000 in gross financing proceeds.

For more details on these transactions, please see the definitive agreements, which are attached in their entirety as exhibits to our Current Report filed on October 18, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACK HAWK EXPLORATION INC.

/s/ Kevin Murphy
Kevin Murphy
President

Date:  October 20, 2010